Exhibit 77E: Legal Proceedings
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively, "Federated")
 have been
named as defendants in
 several lawsuits, that
were consolidated into a
single action in the
United States District
 Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of
the Federated-sponsored mutual
funds.  Without admitting the
validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in these
 cases in April 2011.